Insure.com	News Flash!

8205 South Cass Avenue, Darien, Illinois 60561	Telephone (630) 515-0170

FOR IMMEDIATE RELEASE

Contact:	At Insure.com, Inc.
Phillip A. Perillo
Chief Financial Officer
(630) 515-0170, ext. 295
phil@insure.com

Insure.com, Inc. Announces Record Third
Quarter Net Profit on 23 Percent Revenue Growth

•	Record net income of $544,000 vs. net loss of $2.1 million in Q3 2006
•	Revenues increase 23 percent to $4.6 million vs. $3.8 million in Q3 2006
•	Balance sheet remains strong with cash and invested assets of $10.6 million and no debt

DARIEN, Illinois (October 31, 2007) -- Insure.com, Inc. (Nasdaq: NSUR) today announced financial results for the third quarter ended September 30, 2007.

Financial Results

Insure.com reported revenues of $4.6 million in the third quarter of 2007, an increase of 23 percent from revenues of $3.8 million for the same quarter of last year, which is down slightly on a sequential basis from $4.7 million revenues recorded in the second quarter of 2007. Net profit for the quarter was a record $544,000 or $.07 per share, compared to a net loss of $2,067,000, or $.28 per share, in the third quarter of 2006. The 2006 third quarter included a $1.3 million real estate impairment charge.

This marks the first time net profit has exceeded $500,000 in a quarter. On a sequential basis, the third quarter net profit of $544,000 compares favorably to the net loss of $299,000, or $.04 per share, recorded in the second quarter of 2007.

“Solid year-over-year revenue growth combined with reduced expenses resulted in an excellent quarter,” commented chairman and CEO Robert Bland. “Our new business pipeline remains robust as third quarter life insurance application requests were up 32 percent over the same period in 2006. Going forward, we intend to focus on refining and improving our in-house telephone sales center and order processing units, which are not yet operating at peak efficiency. Insure.com is well-positioned to service the emerging self-directed insurance shopper and we are very excited about the future of the online insurance sector.”

Chief financial officer Phil Perillo remarked, “Third quarter operations expenses of $2 million were up $671,000 from the same quarter of 2006 due primarily to higher personnel costs related to having more selling agents and support staff to process the increased level of business. On a sequential basis, operations expenses declined $629,000 as compared to the second quarter of 2007 due to reduced sales agent headcounts and information technology consultant costs. We expect operations costs to be higher in the fourth quarter which, coupled with the expected decline in commission revenue mentioned below, means that we do not expect to achieve the level of net profit that we earned in the third quarter.”

Marketing expenses for the third quarter were $1.2 million, down about $1 million from $2.2 million in the same quarter of 2006 and down about $200,000 from $1.4 million in the second quarter of 2007. On a sequential basis, third quarter application requests were down 15 percent as compared to the second quarter of 2007. As a result of these reductions, Insure.com expects a sequential revenue decrease in the fourth quarter as compared to the third quarter of 2007.

Continued…

As previously announced in 2006, Insure.com has been engaged in providing life insurance brokerage services on an endorsed basis to the customers of a large, direct-to-consumer insurance company. New business from this entity, combined with increased life insurance lead flows from our own direct response advertising, has reduced our customer acquisition costs.

Insure.com has a strong balance sheet with no debt. Cash and investments at September 30, 2007 amounted to $10.6 million vs. $8.2 million at year-end 2006. Stockholders’ equity amounted to $18.8 million at September 30, 2007 as compared to $19.3 million at December 31, 2006.

Insure.com has a federal income tax loss carry forward of approximately $46 million.

Insure.com has a stock repurchase plan in place. During the third quarter of 2007, we repurchased 13,000 shares of our common stock. Under this plan, we are currently authorized by the board to repurchase up to 601,000 additional shares in the open market or in negotiated transactions.

In 2007, we expect life insurance commissions to make up approximately 75 percent of our revenues, with most of the remainder coming from the sale of insurance leads. In 2006, approximately 66 percent of our revenues were derived from the sale of individual life insurance, with most of the balance made up of sales of non-life insurance traffic to insurance companies and agents.

As a new test initiative, Insure.com intends, over the next several quarters, to appoint local, independent life insurance agents and brokers to help us fulfill buyer demand using existing platform systems. The purpose of this effort, which is not expected to affect our expense structure in any material way, is to open up a new wholesale commission revenue stream for us by expanding our market to service to the 94% of life insurance buyers who may do research online but who will not buy online or by phone but will only buy on a local basis.

About Insure.com

Insure.com provides a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, www.insure.com, are able to obtain free, instant car insurance quotes, instant life insurance quotes, home, business and health insurance quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate advertising revenues from the sale of Web site traffic to various third parties. Insure.com was originally founded in 1984 as Quotesmith Corporation. Shares of the Company’s common stock trade on the Nasdaq Capital Market under the symbol NSUR.

Cautions about Forward-Looking Statements

This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, general price declines within the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, including the possible inability to maintain profitability, competition, the evolving nature of its business model, possible write down of intangible assets and goodwill, risks associated with capacity constraints, management of growth and potential legal liability arising out of misuse, breach of confidentiality or error in the handling of confidential customer information. More information about potential factors that could affect the Company’s financial results are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, both of which are on file with the United States Securities and Exchange Commission.

INSURE.COM, INC.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Commissions and fees	$4,616	$3,766	$13,496	$12,577

Expenses:
Selling & marketing	1,244	2,219	4,440	7,170
Operations	2,034	1,363	6,839	4,322
General & administrative	721	821	2,601	2,600
Depreciation & amort.	196	192	579	656
Impairment of land & building	--	1,321	--	1,321
Total expenses	4,195	5,916	14,459	16,069
Operating income (loss)	421	(2,150)	(963)	(3,492)

Investment income (net)	123	84	323	249
Gain (loss) on disposal of assets	--	(1)	2	(29)

Net income (loss)	$544	$(2,067)	$(638)	$(3,272)

Net income (loss) per common share, basic and diluted	$0.07	$(0.28)	$(0.09)	$(0.45)

Diluted average common shares and equivalents outstanding	7,385	7,310	7,298	7,315

SELECTED BALANCE SHEET DATA
(In thousands)

	September 30,	December 31,
	2007	2006

Cash and equivalents	$961	$1,300
Investments	9,623	6,941
Commissions receivable	3,020	2,599
Land and building, net	--	3,446
Intangibles and goodwill	5,272	5,657
Other assets	1,290	729
Total assets	$20,166	$20,672

Total current liabilities	$1,408	$1,348
Total stockholders' equity	18,758	19,324
Total liabilities & stockholders' equity	$20,166	$20,672